UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	June 10, 2011
TIGER X MEDICAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	0-21419	23-2753988

(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7625 Hayvenhurst Avenue, Suite #49, Van Nuys, CA	91406

(Address of Principal Executive Offices)	(Zip Code)
(818) 780-6677

(Registrant’s Telephone Number, Including Area Code)
CARDO MEDICAL, INC.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.
     On June 10, 2011, Cardo Medical, Inc., a Delaware corporation (“Cardo”) and Cardo Medical, LLC, a Delaware limited liability company and wholly owned subsidiary of Cardo (“Cardo LLC” and together with Cardo, the “Sellers”) closed the sale of all the assets of the Sellers’ joint arthroplasty division, which we refer to as our Reconstructive Division, to Arthrex, Inc., a Delaware corporation (the “Buyer”). The sale of the Reconstructive Division assets was made pursuant to the Asset Purchase Agreement, dated January 24, 2011, entered into among the Sellers and Arthrex, as subsequently amended (the “Asset Purchase Agreement”) as previously described in the Form 8-Ks filed on January 27, 2011 and March 24, 2011. Pursuant to the Asset Purchase Agreement, the sale of the Reconstructive Division assets were sold to Arthrex in exchange for cash consideration of $9,960,000 plus $4,626,367, the value of the Sellers’ inventory and property, plant and equipment relating to the Reconstructive Division calculated as of the closing date, the assumption by Buyer of certain liabilities, and the payment of a royalty equal to 5% of net sales of the Sellers’ joint arthroplasty products to be paid in cash on a quarterly basis for a term up to and including the 20th anniversary of the closing date.
     The Sellers and Buyer agreed on June 10, 2011 to increase the escrow amount from $900,000 to $1,159,260. As a result, from the cash consideration paid at closing, $1,159,260 was deposited with an escrow agent for a period of twelve months from the closing date to be used for any adjustments to the value of the Sellers’ inventory and property, plant and equipment relating to the Reconstructive Division and for post closing indemnification claims which may be asserted by the Buyer with respect to unassumed liabilities.
     The assets that were excluded from the asset purchase transaction include, any assets of the Sellers’ spine division remaining following the sale of substantially all of the assets of the Sellers’ spine division which closed on April 4, 2011, cash and cash equivalents, accounts receivable, prepaid expenses and other receivables of each Seller. With respect to the royalty payments due under the terms of the Asset Purchase Agreement, the Buyer will have a right to set-off against the payment of any royalty due to the Sellers, all out-of-pocket costs and expenses incurred in good faith, after consultation with counsel, by the Buyer arising out of claims by third parties alleging infringement of intellectual property rights. If it is ultimately determined that such costs and expenses were not due to the Buyer, then any royalty that the Buyer exercised its right of set-off against shall bear interest at the rate of 8% per annum from the date such royalty is payable until the date it is paid. Additionally, until such time as the royalty has achieved a net present value of $3.0 million, the Buyer agrees to use commercially reasonable efforts to promote the sale of the subject products during the royalty term.
     The description of the Asset Purchase Agreement is qualified in its entirety by reference to the copy of such agreement filed as Exhibit 2.1 to the report on Form 8-K filed on January 27, 2011 and the First Amendment to the Asset Purchase Agreement, effective March 18, 2011, among the Sellers and the Buyer filed as Exhibit 2.1 to the report in Form 8-K filed on March 24, 2011, which are incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective June 10, 2011, Michael Kvitnitsky resigned from all positions held with Cardo and Cardo LLC, including as a director, President and Chief Operating Officer of Cardo to pursue another opportunity. Effective June 15, 2011, Derrick Romine resigned from all positions held with Cardo and Cardo LLC, including as Chief Financial Officer of Cardo to pursue an employment opportunity with Buyer.
     Effective June 10, 2011, Andrew Brooks, M.D., Cardo’s Chief Executive Officer, agreed to forego his salary for the foreseeable future.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On June 10, 2011, Cardo filed an amendment to its Certificate of Incorporation with the Secretary of State of Delaware for the purpose of changing its name to Tiger X Medical, Inc. The amendment is effective on June 10, 2011.
     The description of the amendment to Cardo’s Certificate of Incorporation is qualified in its entirety by reference to the copy of such amendment filed as Exhibit 3.1 to this report on Form 8-K, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(b)	Pro Forma Financial Information
     Unaudited pro forma financial information giving effect to the disposition of the Reconstructive Division assets which occurred on June 10, 2011 and the disposition of substantially all of the assets of Cardo’s spine division which occurred on April 4, 2011 are included as Exhibit 99.1 to this report on Form 8-K.

(d)	Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Cardo Medical, Inc., dated June 10, 2011

99.1	Pro Forma Financial Information

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIGER X MEDICAL, INC.
Dated: June 16, 2011	By:	/s/ Andrew A. Brooks, M.D.
Andrew A. Brooks, M.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Cardo Medical, Inc., dated June 10, 2011

99.1	Pro Forma Financial Information

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